Exhibit 21.1

Subsidiaries of the Registrant

Wells Operating Partnership II, L.P. (“Wells OP II”)

Wells REIT II – 80 M Street, LLC

Subsidiaries of Wells OP II

(each single member LLCs)

Wells REIT II – Republic Drive, LLC

Wells REIT II – 9 Technology Drive, LLC

Wells REIT II – 180 Park Avenue, LLC

Wells One West Fourth, LLC

Wells REIT II – Opus/Finley Portfolio, LLC

Wells REIT II – Wildwood Properties, LLC

Wells REIT II – 2500 Windy Ridge Parkway, LLC

Wells REIT II – 4100/4300 Wildwood Parkway, LLC

Wells REIT II – 4200 Wildwood Parkway, LLC

Wells REIT II – Emerald Point, LLC

MR 270 NMD I, LLC

Wells REIT II – Corridors III, LLC

Wells REIT II – Highland Landmark III, LLC